Exhibit 10.66
RENTAL OFFER FOR READY-BUILT FACTORY (RBF) FLATTED FACOTRY — H1 TYPE BLOCK A #04-13/16 (925 SQM) AT NO. 5 XING HAN STREET (PREMISES) IN SUZHOU INDUSTRIAL PARK (SIP)
We are pleased to offer a tenancy of the Premises subject to the following terms and conditions:-
1.0	Description of Premises

1.1	Property

Block A (H1 Series) Flatted Factory in Phase 1, which had been mortgaged to the Bank of China (“Bank”) for the Landlord’s financing purpose.

1.2	Location

No 5 Xing Han Street, Block A, Postal Code 215021 Suzhou Industrial Park, People’s Republic of China.

1.3	Built-up Area of RBF

Approximately 925 square meters.

2.0	Term & Rent Free Period

2.1	Term of the Tenancy

For the Premises, the lease term is Two (2) years and Two (2) months commencing from the date of possession (handover).

2.2	Rent Free Period

There shall be Rent Free Periods totaling two months in parts:-
a)	First Rent Free Period is commencing from date of possession;

b)	Second Rent Free Period is at the end of lease term.
The First Rent Free Period and Second Rent Free Period shall collectively call Rent Free Period during which you shall not be required to pay Rent. However, you are required to pay the Facilities Charge and the Service Charge at the rate stipulated in Clause 3.4 respectively and all other charges (if any).

Ascendas-Xinsu Development
(Suzhou) Co Ld
5 Xing Han Street Block E
Suzhou 215021
Telephone (86) 512 6761 3388
Facsimile (86) 512 6761 9141
Website www.ascendas.com

The Rent Free Period is part of the special package granted to you and in the event that the Tenancy is prematurely terminated due to the fault of you, Rent shall become payable immediately for the enjoyed Rent Free Period at the rate stated in Clause 3.1 hereof.

2.3	Rent Period

A period of Twenty Four (24) months commencing from the Possession (handover) date.

3.	Rent, Facilities Charge, Service Charge & Deposits

3.1	Rent

At the yearly rent of RMB Yuan Two Hundred Twenty Two Thousand Only (RMB 222,000.00) to be paid by equal quarterly installments of RMB 55,500.00 each without demand and in advance without deduction on the 1st day of each of the months of January, April, July and October (“the Due Date”) in every year of the Term the first of such payments to be made as stipulated in the Tenancy Agreement at our office or at such other offices as we may designate calculated at the rental rate of RMB 20.00 per square metre per month of the Built-up Area of the Premises. The Rent shall be payable with effect from the Possession Date.

3.2	Facilities Charge

At the rate of RMB Yuan One Hundred Sixty Six Thousand and Five Hundred Only (RMB 166,500.00) per annum payable in advance on the same dates and in the same manner as for Rent by quarterly installment of RMB 41,625.00 calculated at the rate of RMB 15.00 per square meter per month of the Built-up Area of the Premises as charges for the facilities provided by us, including provision of power supply system, water supply system, sewer discharge system to the Building and bicycle parking etc.

3.3	Security Deposit

At an amount equivalent to three (3) months’ Rent and Facilities Charge of RMB Yuan Ninety Seven Thousand One Hundred and Twenty Five Only (RMB 97,125.00), based on RMB 35 psm/month (i.e. RMB 20+RMB15) shall

Ascendas-Xinsu Development
(Suzhou) Co Ld
5 Xing Han Street Block E
Suzhou 215021
Telephone (86) 512 6761 3388
Facsimile (86) 512 6761 9141
Website www.ascendas.com

be paid in cash upon signing of this Letter of Offer by telegraphic transfer/cash payment.

The Security Deposit shall be the security deposit as required under the Tenancy Agreement and shall not at any time be deemed as payment of all or any part of the Rent and shall be used in accordance with the provisions herein contained and against the breach of the Tenancy Agreement. In the event that after the commencement of the tenancy, you, for whatever reasons fail to complete the full Term of the tenancy, we shall be entitled to forfeit the Security Deposit.

3.4	Service Charge

At the rate of RMB Yuan Ninety Two Thousand One Hundred and Thirty Only (RMB92.130.00) per annum payable in advance on the same dates and in the same manner as for Rent by quarterly installment of RMB 23,032.50 calculated at the rate of RMB 8.30 per square meter per month of the Built-up Area of the Premises as charges for estate management services undertaken by us.

3.5	Utility Deposit

The Utility Deposit shall be in cash for the sum equivalent to three (3) months of the Rent and the Facilities Charge RMB Yuan Ninety Seven Thousand One Hundred and Twenty Five Only (RMB 97,125.00) based on RMB 35 psm per month to serve as a security of your due performance of your obligation to pay all utility-related charges under the Tenancy Agreement. The Utility Deposit shall be valid from the Date of Possession of the Premises until at least ninety (90) days after the expiry of the Term.

3.6	Stamp Duties/Legal Fees/Other Government Taxes

The Rent quoted above is inclusive of land use fees, property tax and connection and enhancement fees for water, electricity and sewerage for the Premises up to the capacity stated in the Tenancy Agreement which have been paid upfront by us to the Chinese Authorities.

However, you are required to bear your own legal fees, governmental taxes and stamp fees incurred for this tenancy transaction unless otherwise dictated by the Chinese laws.

Ascendas-Xinsu Development
(Suzhou) Co Ld
5 Xing Han Street Block E
Suzhou 215021
Telephone (86) 512 6761 3388
Facsimile (86) 512 6761 9141
Website www.ascendas.com

3.7	Currency for Payment

The Rent, Facilities Charge, Security Deposit, Service Charge and any sum payable under this offer or the Tenancy Agreement, shall be paid in Renminbi (“RMB”)

3.8	Interest

The Tenant shall pay interest at the rate of five per cent (5%) above the prevailing 12-month working capital lending rate of the People’s Bank of China in respect of any outstanding monies due and payable under the Tenancy from the due dates until full payment is received by the Landlord.

4.0	Additional Terms

4.1	Usage

Your usage of the Premises shall be subject to the approval of the Suzhou Industrial Park Administrative Committee and other relevant authorities.

4.2	Nuisance

4.2.1	You shall not do, permit or suffer to be done upon the Premises anything which in the opinion of the Ascendas-Xinsu may be or becomes:
a)	a nuisance, annoyance or cause damage or inconvenience to; or

b)	an interference to the business or quiet or comfort of
Ascendas-Xinsu, its tenants or lessees or the occupiers of any adjoining or neighbouring premises.

4.2.2	You shall take such necessary measures to prevent the breach of your obligations under Clause 21.1.

4.2.3	Notwithstanding Clause 4.2.1, Ascendas-Xinsu shall not be responsible to you for any loss, damage or inconvenience as a result of nuisance, annoyance or any interference whatsoever caused by the other occupants of the Building and/or the Estate.

Ascendas-Xinsu Development
(Suzhou) Co Ld
5 Xing Han Street Block E
Suzhou 215021
Telephone (86) 512 6761 3388
Facsimile (86) 512 6761 9141
Website www.ascendas.com

4.2.3	Ascendas-Xinsu shall not be liable or obliged for any damages, nuisance and other disturbances caused by you to the other occupants of the Building and/or the Estate.

4.3	Electrical Design Load

The maximum electrical design load that applies to the Premises is 250 VA per square metres (“the design load”). The tenant shall at its own cost and expense, be responsible for the engineering connections from the building to the premises. Should you require additional electrical load, we may at our discretion arrange for such higher electrical load to be supplied to the Premises and the costs of such arrangement shall be borne by you. In addition, you shall bear the additional fees or such fees to be imposed by the Chinese authorities and any charges and expenses in relation to the increased load.

4.4	Restoration of the Premises

Immediately prior to the termination of the Term of tenancy, you shall restore the Premises in all respects to its original state and condition at the Date of Possession, if so required by us. The restoration works shall include but not limited to the demolition of any structure or building constructed by you therein, redecoration and painting the interior of the Premises to our satisfaction.

In the event that you fail in any way to observe or perform your obligations as provided in this Clause, without prejudice to any other rights and remedies we may have against you, we may:
(a)	execute such work for such restoration and redecoration; and

(b)	recover all costs and expenses thereof from you including the Rent, Service Charge, tax and other amounts which we would have been entitled to receive from you had the period within which such restoration and redecoration are effected by us been added to the Term of tenancy.

Ascendas-Xinsu Development
(Suzhou) Co Ld
5 Xing Han Street Block E
Suzhou 215021
Telephone (86) 512 6761 3388
Facsimile (86) 512 6761 9141
Website www.ascendas.com

4.5	Further Term

On your written request made not less than three (3) months before the expiration of the Term of tenancy and if there shall not at the time of such request be any existing breach by you of any of the terms and conditions of the Tenancy Agreement, we shall grant you, at your cost and expense, a further lease term as may be permitted under the laws of the PRC and agreed mutually by the parties in writing at the revised rent and facilities charges to be determined by us but any increase in rent and facilities charge shall not exceed 30% of the current Rent and the Facilities Charge and containing, inter alia, the terms and conditions of the Tenancy Agreement subject to such variations or modifications as may be imposed by us with the exception of and without the present provision for renewal.

4.6	Force Majeure

In the event that any of the parties shall be rendered unable to perform within the stipulated time the whole or any part of its obligations under this offer by reason of Force Majeure, the time limit for the performance of this offer or any provision thereof shall be extended for a period corresponding to the effects of such Force Majeure, Force Majeure refers to any occurrence beyond the reasonable control of the Parties such as:
(i)	fire, flood, storm, typhoon, explosion, landslide, tempest, earthquake or any natural calamities;

(ii)	war, riot, civil commotion or unrest, military actions or similar events in the Estate or Suzhou Municipality.
The party affected by the event of Force Majeure shall inform the other party in the shortest possible time after the occurrence of such event and provide the other party with documents sufficiently evidencing the cause, nature and severity of the occurrence of such event as soon as possible.

Upon the occurrence of an event of Force Majeure, the parties shall use their best endeavours to reduce the effects of such event on the performance of this offer to a minimum.

Ascendas-Xinsu Development
(Suzhou) Co Ld
5 Xing Han Street Block E
Suzhou 215021
Telephone (86) 512 6761 3388
Facsimile (86) 512 6761 9141
Website www.ascendas.com

4.7	Non Assignability Or Transfer Of Rights Under This Offer

You shall not assign, transfer, part with or share your interest under this offer without our prior written consent.

4.8	Confidentiality

You shall agree to keep this offer and all information exchanged in connection therewith confidential at all times.

You shall further agree to co-ordinate with each other on all press releases and other public announcements to be made in connection with this offer.

4.9	Settlement of Dispute

Any dispute arising from the Agreement shall be settled amicably. Failing such amicable settlement, then the dispute shall be settled by proceedings in the courts of Suzhou.

4.10	Possession Date

You shall be required to take possession the Premises on or before 31 August 2006 or such other later date as may be mutually agreed in writing (“the Expiry Date”), failing which we shall be entitled to forfeit the Security Deposit whereupon this offer shall cease to have any legal or other effect whatsoever and we shall be completely discharged and released from any liability, obligation, responsibility or duty whatsoever whether arising from or in connection with this offer or otherwise and you shall not have any claim, action, remedy or recourse whatsoever against us.

5.0	Validity of Offer & Execution of Tenancy Agreement

5.1	Tenancy Agreement

You shall be required to execute the Tenancy Agreement on or before two months from the date of possession, or such other later date as may be mutually agreed in writing (“the Expiry Date”), failing which we shall be entitled to forfeit the Security Deposit. Provided that in the event that we are unable for any reason whatsoever to execute the Tenancy Agreement on or

Ascendas-Xinsu Development
(Suzhou) Co Ld
5 Xing Han Street Block E
Suzhou 215021
Telephone (86) 512 6761 3388
Facsimile (86) 512 6761 9141
Website www.ascendas.com

before the Expiry Date, we shall return the Security Deposit without interest to you whereupon this offer shall cease to have any legal or other effect whatsoever and we shall be completely discharged and released from any liability, obligation, responsibility or duty whatsoever whether arising from or in connection with this offer or otherwise and you shall not have any claim, action, remedy or recourse whatsoever against us.

The Tenancy Agreement shall include the terms of this offer and forthwith upon acceptance of this offer, you may commence negotiation with regard to the remaining terms and conditions of the Tenancy Agreement other than the terms of this offer.

5.2	Mode of Acceptance

This offer shall lapse if we do not receive all of the following by 11 August 2006.
a.	Letter of acceptance;

b.	Payment of the three (3) months Security Deposit.

c.	Certificate of incorporation or a copy of Business License, when available.

d.	Payment of the three (3) months Utility Deposit.

e.	Payment of the enhancement fee for increase of power supply.
For payment, our bank account details are as follows:

Payee’s Name	: ASCENDAS-XINSU DEVELOPMENT (SUZHOU) CO., LTD.
USD Account No	: 412-08415208096014
RMB Account No	: 412-08415208091001
Bank	: Bank of China Suzhou Industrial Township Sub-Branch

Ascendas-Xinsu Development
(Suzhou) Co Ld
5 Xing Han Street Block E
Suzhou 215021
Telephone (86) 512 6761 3388
Facsimile (86) 512 6761 9141
Website www.ascendas.com